Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of January 2, 2022, PerkinElmer, Inc. (“we” or “us”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, $1.00 par value per share; and (2) our 1.875% Notes due 2026 (the “Notes”).
Description of Capital Stock
The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our restated articles of organization, our amended and restated by-laws and applicable provisions of Massachusetts corporate law. This summary is not complete. You should read our restated articles of organization and amended and restated by-laws, which are filed as exhibits to our annual report on Form 10-K of which this exhibit is a part, for further information.
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
Annual Meetings. Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than seven nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the secretary upon the written request, stating the purpose of such meeting, of the holders of at least 40%, or, if less, the maximum percentage permitted by law for this purpose, of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our restated articles of organization or our amended and restated by-laws (i) all questions other than elections of our board of directors shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present and (ii) a nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against, provided that if, as of the day immediately preceding the date we mail our notice of meeting to the stockholders, the number of nominees exceeds the number of directors to be elected or there is any person nominated for election as a director at such meeting who was not nominated for election as a director by our board of directors, the election shall be decided by a plurality.
Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.
Board of Directors. We do not have a classified board of directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.
Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.
Liquidation and Dissolution. If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own.

Exhibit 4.2

The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.
Other Rights. Holders of the common stock have no right to:
•     convert the stock into any other security;
•     have the stock redeemed;
•     purchase additional stock; or
•     to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability
Our amended and restated by-laws provide that a member of the board of directors will not be personally liable to us or our stockholders for monetary damages for breaches of their legal duties to us or our stockholders as a director, except for liability with respect to any matter as to which such person shall have been finally adjudicated in a proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.
Our amended and restated by-laws also allow us to indemnify directors and officers to the fullest extent authorized by Massachusetts law.
Transfer Agent and Registrar
Computershare is the transfer agent and registrar for the common stock.
Provisions of Our Restated Articles of Organization and Amended and Restated By-laws and Massachusetts Law That May Have Anti-Takeover Effects
Removal of Directors by Stockholders. Our amended and restated by-laws provide that members of our board of directors may only be removed with or without cause by a vote of the holders of two-thirds of the outstanding shares entitled to vote on the election of the directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our amended and restated by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.
Special Meetings of Stockholders. Our amended and restated by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40%, or, if less, the maximum percentage permitted by law for this purpose, of the outstanding capital stock entitled to vote at the meeting.

Exhibit 4.2

Action by Consent of Stockholders. Our amended and restated bylaws provide that any action to be taken by stockholders may be taken without a meeting only if all stockholders entitled to vote on the matter consent to the action in writing.
Business Combinations with Interested Stockholders. The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•     before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;
•     the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or
•     the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.
An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder that result in a financial benefit to the interested stockholder.

Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our amended and restated by-laws.
In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.
The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:
•     the person making an acquisition of this nature;
•     any officer of the corporation; and
•     any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

Preferred Stock
Under our charter, we have authority to issue 1,000,000 shares of preferred stock. As of December 29, 2019, no shares of preferred stock were outstanding. We are authorized to issue preferred stock in one or more series upon

Exhibit 4.2

authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, powers, preferences and limitations applicable to each series of preferred stock, any of which may be superior to the rights of our common stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Description of the Notes
The following description of the Notes is intended as a summary only. This description is based upon, and is qualified by reference to, the Indenture, dated as of October 25, 2011, between us and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated as of July 19, 2016, among us, U.S. Bank National Association, as trustee, and Elavon Financial Services DAC, UK Branch, as paying agent, including the form of note included therein, and the Paying Agency Agreement, dated as of July 19, 2016, between us, U.S. Bank National Association, as trustee, and Elavon Financial Services DAC, UK Branch, as paying agent, and Elavon Financial Services DAC, as transfer agent and registrar (such agreements, together with the Base Indenture, the “Indenture” with respect to the Notes).
This summary is not complete. You should read the foregoing agreements, which are filed as exhibits to our annual report on Form 10-K of which this exhibit is a part, for further information.
General
The Notes are general unsecured senior obligations of ours and rank equal in right of payment to our existing and any future unsecured and unsubordinated debt and senior to any future subordinated debt from time to time outstanding. The Notes will be effectively subordinated in right of payment to all existing and future secured debt of ours to the extent of the value of the assets securing such debt. The Notes will also be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that the rights of holders of the Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. At January 2, 2022, we had approximately $5.0 billion in principal amount of debt outstanding on a

Exhibit 4.2

consolidated basis (excluding trade payables, intercompany liabilities and income tax-related liabilities), of which approximately $2.9 million was secured debt and approximately $8.5 million was debt of our subsidiaries.
The Indenture does not limit the amount of Notes, debentures or other evidences of indebtedness that we may issue under the Indenture and provides that Notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional notes having the same terms (except for the issue date, offering price and, if applicable, the first interest payment date) as such Notes. Any such additional Notes will constitute a single series of securities under the Indenture; provided that if the additional Notes are not fungible with the currently outstanding Notes, for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN, Common Code or other identifying number.
The Notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Principal and interest will be payable, and the Notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the Notes may be made at our option by check mailed to the registered holders.
No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
The Notes will be represented by one or more registered global securities that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as described under “—Certificated Notes”, the Notes will not be issuable in certificated form.
Principal Amount; Maturity and Interest
The Notes are initially limited to €500.0 million in aggregate principal amount and will mature on July 19, 2026. At January 2, 2022, €500.0 million in aggregate principal amount of Notes was outstanding. The Notes will bear interest at the rate of 1.875% per annum from and including the date of original issuance, or from and including the most recent interest payment date to which interest has been paid or provided for.
We will make interest payments on the Notes annually in arrears on July 19 of each year to the holders of record at the close of business on the preceding July 5. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
If an interest payment date or the maturity date with respect to the Notes falls on a day that is not a business day, the required payment and any related payment of principal, premium and additional amounts, if any, will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

Exhibit 4.2

Unless otherwise indicated, the term “business day” means with respect to the Notes any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Realtime Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Optional Redemption
Prior to April 19, 2026 (three months prior to their maturity date), the Notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued but unpaid as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined below) plus 35 basis points;
plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption date.
At any time on or after April 19, 2026 (three months prior to their maturity date), the Notes may be redeemed in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.
Additional Optional Redemption Provisions of the Notes
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. In the event that the Notes or a portion thereof are called for redemption or there is a Change of Control Repurchase Event (as defined below), and the redemption date or the Change of Control Repurchase Event payment date, as applicable, is subsequent to a regular record date with respect to any interest payment date and prior to such interest payment date, interest on the Notes will instead be paid upon presentation and surrender of the Notes as provided in the Indenture.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Exhibit 4.2

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the trustee by a method that the trustee deems to be fair and appropriate in accordance with the procedures of Clearstream, Euroclear and the New York Stock Exchange, as applicable; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.
Sinking Fund
The Notes are not be entitled to any sinking fund.
Repurchase upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the Notes as described above or have defeased the Notes or have satisfied and discharged the Notes as described below, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to but excluding the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee and the paying agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•     accept for payment all Notes or portions of Notes (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) properly tendered pursuant to our offer;
•     deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
•     deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note

Exhibit 4.2

equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 above that amount.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third-party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third-party purchases all Notes properly tendered and not withdrawn under its offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain. In such case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.
We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we may do so in the future. We could, in the future, also enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by two or more Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by at least two of the Rating Agencies).
“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our direct or indirect wholly owned subsidiaries;

(2)	the consummation by us of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or entity or any direct or indirect parent company of the surviving person or entity immediately after giving effect to such transaction;

(3)	the adoption of a plan relating to our liquidation or dissolution;

Exhibit 4.2

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our voting stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our voting stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction there is no circumstance requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of more than 50% of the voting power of the voting stock of such holding company then outstanding.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination with respect to the Notes, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).
Under a 2009 Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. If a court similarly held that such an action was possible under Massachusetts law, the foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger the right of holders of Notes to require us to repurchase the Notes as described above.
“Fitch” means Fitch Ratings Ltd.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch)
or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service Inc.

Exhibit 4.2

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s, S&P or Fitch, as the case may be.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after the date of the preliminary prospectus relating to the first issuance of the Notes, we become or there is a material probability that we will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and paying agent), then we may at any time at our option redeem, in whole, but not in part, the outstanding Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the date fixed for redemption; provided such obligation cannot be avoided by our taking reasonable measures available to us, not including substitution of the obligor under the Notes.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by each beneficial owner of a Note that is not a United States person (as defined below) of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts) as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having been present in the United States or having had a permanent establishment in the United States;

Exhibit 4.2

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company, a controlled foreign corporation or a foreign tax exempt organization for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of PerkinElmer, Inc. as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from payments on the Notes;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, treaty, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or premium, if any, or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

Exhibit 4.2

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference to amounts payable in respect of the Notes herein or in the Indenture shall be deemed to include any additional amounts which may be payable as described above.
Issuance in Euro
Initial holders were required to pay for the Notes in euro, and all payments of principal of, and premium, if any, and interest on, the Notes, including payments made upon any redemption of the Notes, will be payable in euro. If we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or

Exhibit 4.2

the Indenture governing the Notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Certain Covenants
Limitation on Liens
Neither we nor any of our Subsidiaries (as defined below) will create or suffer to exist any Lien (as defined below) upon Principal Property (as defined below) of ours or of any Subsidiary or upon any shares of capital stock (or other equity interests) of any Subsidiary that owns Principal Property to secure any indebtedness (as defined below) incurred, issued, assumed or guaranteed by us or any of our Subsidiaries after the issuance date of the Notes, unless we secure, or cause such Subsidiary to secure, all payments due under the Notes and all senior debt securities of any series having the benefit of this covenant (together with, if we shall so determine, any other indebtedness of ours or any Subsidiary of ours then existing or thereafter created ranking equally with the Notes) equally and ratably with such secured indebtedness, in each case for as long as such other indebtedness shall be so secured. This restriction will not apply in the case of:
•     Liens on the property or on the outstanding capital stock (or other equity interests) of any person existing at the time such person becomes a Subsidiary or at the time such person is merged into, consolidated with or acquired by us or a Subsidiary, but not created in contemplation of such person’s becoming a Subsidiary or being acquired by us or a Subsidiary;
•     Liens existing at the time of acquisition of the property affected by such Lien, or Liens incurred to secure payment of all or part of the purchase price of such property or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or part of the purchase price of such property (provided such Liens are limited to such property and improvements to such property);
•     Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure indebtedness incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved, and Liens to the extent that they secure indebtedness in excess of such cost and for the payment of which recourse may only be had against such property;
•     Liens which secure only indebtedness owing by a Subsidiary to us or to a Subsidiary of ours;
•     Liens required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;
•     Liens, if any, in existence on the respective dates on which the first Notes of the series were issued;
•     Liens created, incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code or in connection with an industrial revenue bond, pollution control bond or similar financing between us or any Subsidiary of ours and any federal, state or municipal government or any other governmental body or quasi-governmental agency;

Exhibit 4.2

•     Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any indebtedness secured by such Liens shall be without recourse to us or any Subsidiary of ours; and
•     any extensions, renewals, replacements or refundings (or successive extensions, renewals, replacements or refundings) of Liens referred to in the foregoing clauses, provided that such Liens do not cover any property or assets other than the property or assets subject to the Lien being extended, renewed, replaced or refunded and the principal amount of the secured indebtedness does not exceed the principal amount of the secured indebtedness being extended, renewed, replaced or refunded plus the amount of any accrued interest, prepayment premiums and the costs associated with such extension, renewal, replacement or refunding (except that, where an additional amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well).
Notwithstanding the foregoing, we and any of our Subsidiaries may create or suffer to exist Liens which would otherwise be prohibited by this covenant securing indebtedness incurred, issued, assumed or guaranteed by us or any of our Subsidiaries in aggregate outstanding amount which, together with all Attributable Debt (as defined below) of ours and any of our Subsidiaries then outstanding in respect of Sale and Leaseback Transactions involving Principal Properties (other than Sale and Leaseback Transactions that are permitted under the first three bullet points of “—Limitation on Sale and Leaseback Transactions” below) and all outstanding indebtedness secured by Liens previously permitted solely by this paragraph, would not exceed the greater of (i) $200 million and (ii) 15% of our Consolidated Net Tangible Assets (as defined below) as of the granting or creation of such Lien.
Limitation on Sale and Leaseback Transactions
Neither we nor any of our Subsidiaries may enter into any Sale and Leaseback Transaction involving Principal Property, whereby such property has been or is to be sold or transferred by us or any Subsidiary, unless:
•     such Sale and Leaseback Transaction (i) involves the taking back of a lease for a period of three years or less or (ii) is between us and a Subsidiary or between Subsidiaries;
•     we or any of our Subsidiaries would be entitled to issue, assume or guarantee indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction secured by a Lien on such Principal Property under one of the exceptions for Liens set forth in the bullet points listed under “—Limitations on Liens” above without equally and ratably securing the Notes;
•     we apply to the retirement or prepayment of our Funded Debt (as defined below), or to the acquisition, development or improvement of real property, plant and equipment an amount equal to the net cash proceeds from the sale of the Principal Property so leased within 180 days of the effective date of any such Sale and Leaseback Transaction, provided that the amount to be applied to the retirement or prepayment of our Funded Debt shall be reduced by the principal amount of any Notes delivered by us to the trustee within 180 days after such Sale and Leaseback Transaction for retirement and cancellation; or
•     after giving effect thereto, the sum of (A) the then outstanding principal amount of indebtedness secured by all Liens on Principal Properties incurred after the date of the indenture that are not otherwise permitted by the bullet points under “—Limitation on Liens” above and (B) the Attributable Debt then outstanding with respect to all Sale and Leaseback Transactions entered into after the date of the indenture and otherwise prohibited in accordance with this paragraph (after giving effect to all applications, retirements,

Exhibit 4.2

prepayments and cancellations referenced in the prior bullet point) does not exceed the greater of (i) $200 million and (ii) 15% of the Consolidated Net Tangible Assets.

Certain Definitions
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (without regard to any renewal or extension options contained in the lease).
“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the current maturities of long-term indebtedness) and (ii) the total of the net book values of all assets properly classified as intangible assets, all as set forth on the consolidated balance sheet for the most-recently ended fiscal quarter of the person for which such determination is being made and computed in accordance with U.S. generally accepted accounting principles.
“Funded Debt” means all indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.
“Indebtedness” means (without duplication):
•     any liability of any person for borrowed money, or evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations, but excluding Trade Payables), or for the payment of money related to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. generally accepted accounting principles as in effect on the first date of issuance of the Notes; and
•     any of the foregoing liabilities of another that a person has guaranteed, that is recourse to such person, or that is otherwise its legal liability.
“Lien” means, with respect to any property or asset, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Principal Property” means any single parcel of real property or any permanent improvement thereon owned by us or any of our Subsidiaries located in the United States including, without limitation, any manufacturing facility or plant or any portion thereof, and any fixture or equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of the greater of (i) $50 million and (ii) 1% of the most recently calculated Consolidated Net Tangible Assets of us. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.
“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that, more than 12

Exhibit 4.2

months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.
“Subsidiary” means any corporation, partnership or other entity of which at the time of determination we, or we and one or more of our Subsidiaries, or any one or more of our Subsidiaries, directly or indirectly, own capital stock or equivalent interests having more than 50% of the total voting power of the capital stock or equivalent interests then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.
“Trade Payables” means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials, finished products, inventory or services.
Events of Default
An “event of default” means any one of the following events that occurs with respect to the Notes:

(1)	we fail to pay interest on any Notes for 30 days after payment was due;

(2)	we fail to make the principal or any premium payment on any Notes;

(3)	we fail to perform any other covenant in the applicable indenture (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities) or the applicable supplemental indenture and this failure continues for 60 days after we receive written notice of such default from the trustee or after we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)	(x) we default or any of our Subsidiaries defaults in the payment of any principal at maturity of any indebtedness (other than the Notes) aggregating more than $50 million in principal amount, when due and payable after giving effect to any applicable grace period; or (y) we default or any of our Subsidiaries defaults in the performance of any other term or provision of any indebtedness (other than the Notes) aggregating more than $50 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, a written notice specifying such default or defaults provided, however, that if the default under such indebtedness is cured, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the event of default caused by such default will be deemed likewise to be cured or waived; or

(5)	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

Listing

Exhibit 4.2

The Notes are listed on the New York Stock Exchange under the symbol “PKI 21A”. We have no obligation to maintain such listing, and we may delist the Notes at any time.
Book-Entry Delivery and Settlement
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
Global Clearance and Settlement
The Notes will be issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.
Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Euro Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.
We have been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its

Exhibit 4.2

participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.
Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Euro Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter or any affiliate of any of the above or any

Exhibit 4.2

person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium and additional amounts, if any, and interest with respect to the Euro Global Notes will be credited in euros to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.
Investors will be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Exhibit 4.2

Subject to certain conditions, the Notes represented by the Euro Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:
(1) the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;
(2) we in our discretion at any time determine not to have all of the Notes represented by the Euro Global Notes; or
(3) an event of default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.
Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
Same-Day Payment
Payments (including principal, premium and additional amounts, if any, and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes (maintained by the registrar for the Notes), provided that all payments (including principal, premium and additional amounts, if any, and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.
The paying agent for the Notes is Elavon Financial Services DAC, UK Branch.
Governing Law
The Indenture and the Notes, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York.
General Terms of Senior Debt Securities
The Notes are general unsecured senior obligations of ours and are subject to the terms of the Base Indenture, as modified by the other agreements described above constituting the Indenture. We refer to the debt securities we issue pursuant to the Base Indenture as our senior debt securities. The following description summarizes certain terms of our senior debt securities, including the Notes, applicable pursuant to the Base Indenture. To the extent the general terms described below with respect to our senior debt securities are inconsistent with the terms of the Notes described above, the description of the terms of the Notes above will, with respect to the Notes, supersede the description below.

Exhibit 4.2

The following summary is qualified in its entirety by reference to the provisions of the Base Indenture, including definitions of certain terms used in the Base Indenture. Wherever we refer to particular sections of, or defined terms used in the Base Indenture, those sections or defined terms are incorporated by reference herein. You should review the Base Indenture for further information.
General. We may issue senior debt securities from time to time, in one or more series under the Base Indenture. The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The senior debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the senior debt securities to the extent of the value of the assets securing such debt or other obligations. We may from time to time, without notice to or the consent of the holders of any series of senior debt securities, create and issue further senior debt securities of any such series ranking equally with the senior debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further senior debt securities or (2) the first payment of interest following the issue date of such further senior debt securities). Such further senior debt securities may be consolidated and form a single series with the senior debt securities of such series and have the same terms as to status, redemption or otherwise as the senior debt securities of such series.
Investors may present senior debt securities for exchange and may present senior debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the senior debt securities and the applicable prospectus supplement. We will provide those services without charge, although investors may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the Indenture.
Senior debt securities will bear interest at a fixed rate or a floating rate. Senior debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted senior debt securities or to certain senior debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.
We may issue senior debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Investor may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.
Covenants. Unless we indicate otherwise in the applicable prospectus supplement (or above with respect to the Notes), the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.
Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement (or above with respect to the Notes), we may not consolidate with or merge into any other person, in a transaction in which we are

Exhibit 4.2

not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:
•     the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the Base Indenture);
•     the successor entity assumes our obligations on the senior debt securities and under the Base Indenture;
•     immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•     certain other conditions are met.
No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities (or above with respect to the Notes), the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).
Events of Default. The following are events of default under the Base Indenture for any series of senior debt securities:

•	failure to pay principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise;

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	default in the performance of or breach of any of our covenants or agreements in the Base Indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the Base Indenture, and that default or breach continues for a period of 60 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.
The default by us under any other debt, including any other series of debt securities, is not a default under the Base Indenture.
If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the Base Indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the Base Indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such series of senior debt securities to be immediately due and payable.

Exhibit 4.2

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.
Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.
Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the Base Indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the Base Indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the Base Indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”
The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the Base Indenture that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the Base Indenture or any series of senior debt securities unless:
•     the holder gives the trustee written notice of a continuing event of default;
•     the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;
•     the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;
•     the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
•     during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.
These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

Exhibit 4.2

The Base Indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the Base Indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•     we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the Base Indenture; or
•     all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.
Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave the holders their respective shares of the cash and debt securities or bonds deposited in trust. In that event, holders could recognize gain or loss on the debt securities given back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.
Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the Base Indenture.
Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if the following conditions are met:
•     We deposit in trust for the benefit of all direct holders of the debt securities of a series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.
•     There is a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave holders their respective shares of the cash and debt securities or bonds deposited in trust. In that event, holders could recognize gain or loss on the debt securities given back to us.
•     We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.
If we ever did accomplish legal defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. Holders could not look to us for repayment in the event of any shortfall.
Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, holders would lose the protection of those covenants but would gain the protection of having money and

Exhibit 4.2

securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:
•     We must deposit in trust for the benefit of all direct holders of the debt securities of a series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.
•     We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.
If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. However, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, holders may not be able to obtain payment of the shortfall.
Modification and Waiver. We and the trustee may amend or supplement the Base Indenture or the senior debt securities without the consent of any holder:
•     to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;
•     to evidence the succession of another corporation, and the assumption by such successor corporation of our covenants, agreements and obligations under the Base Indenture;
•     to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;
•     to cure any ambiguity, defect or inconsistency in the Base Indenture or in any supplemental indenture or to conform the Base Indenture or the senior debt securities to the description of senior debt securities of such series set forth in an applicable prospectus or prospectus supplement;
•     to provide for or add guarantors with respect to the senior debt securities of any series;
•     to establish the form or forms or terms of the senior debt securities as permitted by the Base Indenture;
•     to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the Base Indenture by more than one trustee;
•     to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;
•     to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or
•     to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the Base Indenture or the senior debt securities issued may be made, and our compliance with any provision of the Base Indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:
•     extends the final maturity of any senior debt securities of such series;
•     reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

Exhibit 4.2

•     reduces the rate or extends the time of payment of interest on any senior debt securities of such series;
•     reduces the amount payable upon the redemption of any senior debt securities of such series;
•     changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;
•     reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;
•     waives a default in the payment of principal of or interest on the senior debt securities;
•     changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;
•     modifies any of the provisions for these restrictions, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or
•     reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the Base Indenture.
It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the Base Indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
No Personal Liability of Incorporators, Stockholders, Officers, Directors. The Base Indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the Base Indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.
Concerning the Trustee. The Base Indenture provides that, except during the continuance of a default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the Base Indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the Base Indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The Base Indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.
We may have normal banking relationships with the trustee under the Base Indenture in the ordinary course of business.

Exhibit 4.2

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The Base Indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.